Exhibit 99.(e)

FORM OF DISTRIBUTION AGREEMENT

Between

WORTHINGTON VALUE LINE EQUITY ADVANTAGE FUND

and

EULAV SECURITIES LLC

[______], 2014

EULAV SECURITIES LLC
7 Times Square, 21st Floor
New York, NY 10036-6254

Dear Ladies and Gentlemen:

WORTHINGTON VALUE LINE EQUITY ADVANTAGE FUND (the “Fund”), a series of the Value Line Funds Investment Trust, a Massachusetts business trust, is registered as an Investment Company under the Investment Company Act of 1940 and has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933, Registration Number 33-[____], to be offered continuously for sale to the public in accordance with terms and conditions set forth in the Fund’s Prospectus included in such Registration Statement as it may be amended from time to time.

In this connection, the Trust, with respect to the Fund, desires that your firm act as principal underwriter and distributor (herein “distributor”) for the sale and distribution of Fund shares which have been registered as described above and any additional shares which may become registered during the term of this Agreement. You have advised the Trust that you are willing to act as distributor, and it is, accordingly, agreed between us as follows:

1. The Trust, with respect to the Fund, hereby appoints you distributor for the sale of the Fund’s shares, pursuant to the aforesaid continuous public offering in connection with any sales made to Fund investors in any states and/or jurisdictions in which you are or shall from time to time become qualified as a broker/dealer, or through securities dealers with whom you have entered into sales agreements.

2. You hereby accept such appointment and agree to use your best efforts to sell such shares, provided, however, that when requested by the Trust, with respect to the Fund, at any time because of market or other economic considerations or abnormal circumstances of any kind, you will suspend such efforts. The Trust, with respect to the Fund, may also withdraw the offering of the shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific portion of the shares of the Fund.

3. The shares shall be sold by you at net asset value as determined in the Fund’s Prospectus effective at the time of sale. Shares may be sold directly to prospective purchasers or through securities dealers who have entered into sales agreements with you. However, in no event will shares be issued prior to the receipt by us of full payment for such shares.

4. You agree that the Trust, with respect to the Fund, shall have the right to accept or reject orders for the purchase of shares of the Fund. Any consideration which you may receive in connection with a rejected purchase order will be returned promptly. In the event that any cancellation of a share purchase order, cancellation of a redemption order or error in the timing of the acceptance of purchase or redemption orders shall result in a gain or loss, you agree promptly to reimburse the Fund for any amount by which losses shall exceed gains so arising; to retain any net gains so arising for application against losses so arising in future periods and, on the termination of this Agreement, to pay over to the Fund the amount of any such net gains which may have accumulated. The Trust, with respect to the Fund, shall register or cause to be registered all shares sold by you pursuant to the provisions hereof in such name or names and amounts as you may request from time to time, and the Trust, with respect to the Fund, shall issue or cause to be issued certificates evidencing such shares for delivery to you or pursuant to your direction if, and to the extent that, the shareholder requests issuance of such share certificate.

5. The Trust, with respect to the Fund, has delivered to you a copy of the Fund’s initial Prospectus dated as of the effective date of its Registration Statement pursuant to the Securities Act of 1933. It agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the Securities Act of 1933. The Trust, with respect to the Fund, further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the Securities Act of 1933.

6. The Trust is registered under the Investment Company Act of 1940 as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of said Act.

7. You agree:

(a)	That neither you nor any of your officers will take any short position in the shares of the Fund.

(b)
To furnish to the Trust any pertinent information required to be included with respect to you as distributor within the meaning of the Securities Act of 1933 in any reports or registration required to be filed with any governmental authority.

(c)
You will not give any information or make any representations other than as contained in the Registration Statement or Prospectus filed under the Securities Act of 1933, as in effect from time to time, or in any supplemental sales literature authorized by the Trust, with respect to the Fund, for use in connection with the sale of shares.

8.   You shall pay all usual expenses of distribution, including advertising and the costs of printing and mailing of Prospectuses, other than those furnished to existing shareholders.

9.   This Agreement will continue in effect for a period of two years and shall continue in effect from year to year thereafter provided:

(a)
Such continuation shall be specifically approved at least annually by the Board of Trustees, including the vote of majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act of 1940) of any such persons cast in person at a meeting called for the purpose of voting on such approval or by vote of the holders of a majority of the outstanding voting securities of the Fund and by such vote of the Board of Trustees.

(b)	You shall have notified the Trust in writing at least sixty days prior to the termination date that you shall not desire such continuation.

(c)	We shall not have notified you in writing at least sixty days prior to the termination date that we do not desire your continuation.

10. This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon its assignment.

11. The obligations of the Trust are not personally binding upon, nor will resort be had to the private property of, any of the trustees, shareholders, officers, employees or agents of the trust, but only the Fund’s property shall be bound. The Fund is not liable for the obligations of any other series of the Trust, and no other series of the Trust shall be liable for the obligations of the Fund.

If the foregoing is in accordance with your understanding, kindly so indicate by signing in the space provided below.

VALUE LINE FUNDS INVESTMENT TRUST, on behalf of its series, WORTHINGTON VALUE LINE EQUITY ADVANTAGE FUND

By:
Mitchell E. Appel
President and Chief Executive Officer

Accepted:

EULAV SECURITIES LLC

By:
Mitchell E. Appel
President